Exhibit 99.1

Wheels Up Lead Investors Extend Lock-Up, Underscoring Confidence in Transformation Strategy

ATLANTA – September 22, 2025 – Wheels Up Experience Inc. (NYSE: UP) today announced that its lead investors, Delta Air Lines, CK Wheels LLC (an investment vehicle co-managed by Certares Opportunities, LLC and Knighthead Opportunities Capital Management, LLC), and Cox Investment Holdings, LLC, agreed to extend the lock-up restriction for all their shares of common stock issued under the Investment and Investor Rights Agreement, for an additional eight months, until May 22, 2026.  As a result, all of the outstanding shares held by these strategic investors – representing approximately 85% of the total outstanding shares of the company as of September 22, 2025 – will remain subject to a lock-up restriction.

“We are pleased that our lead investors have decided to extend their agreements to retain all their shares, demonstrating confidence in our strategy and progress,” said Wheels Up Chief Executive Officer George Mattson. “Their long-term focus and steadfast support have been critical as we scale our premium jet fleet, enhance membership offerings, deepen our commercial relationship with Delta, and sharpen our operations. By delivering the most accessible and flexible offering in the private aviation industry, we are transforming Wheels Up and redefining private aviation for today’s travelers.”

About Wheels Up

Wheels Up is a leading provider of on-demand private aviation in the U.S. with a large, diverse fleet and a global network of safety-vetted charter operators, all committed to safety and service. Customers access charter and membership programs and commercial travel benefits through a strategic partnership with Delta Air Lines. Wheels Up also provides cargo services to a range of clients, including individuals and government organizations. With the Wheels Up app and website, members can easily search, book, and fly.

For more information, visit www.wheelsup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside of the control of Wheels Up Experience Inc. (“Wheels Up”). The words “anticipate,” “continue,” “could,” “expect,” “plan,” “potential,” “should,” “would,” “pursue” and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Wheels Up's Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission ("SEC") on March 11, 2025 and Wheels Up's other filings with the SEC from time to time. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, Wheels Up does not intend to update any of these forward-looking statements after the date of this press release.

Contacts

Investors:

ir@wheelsup.com

Media:

press@wheelsup.com